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Supplemental Information to Jefferies & Company, Inc. High Yield Communications and Media Conference Presentation 9/23/2003

	TTM 6/30/2000		12/31/2002		6/30/2003

Total Revenue	$478,198		$507,188		$233,654
EBITDA/EBITDAR Reconciliation (pages 7 & 9)
Operating Income (Loss)	$(2,881)		$68,787		$31,168
Plus Depreciation & Amortization	43,461		32,079		15,423
Plus Impairment charge	32,993		—		—
Plus Deferred Compensation	—		3,612		2,489
Plus Expenses related to stock offering	—		552		—
Plus Franchise Taxes	—		950		510
Less Gain on Real Estate Sales included in Revenue	(3,048)		(878)		—

EBITDA	$70,525	14.7%	$105,102	20.7%	$49,590	21.2%
Plus Rental Obligations	49,544		52,308		25,984

EBITDAR	$120,069	25.1%	$157,410	31.0%	$75,574	32.3%

Screens	2,815		2,262		2,253
EBITDA per screen	$25.1		$46.5		$22.0
EBITDAR per screen	$42.7		$69.6		$33.5
Theatre Cash Flow Reconciliation (page 7 & 9)
Operating Income (Loss)	$(2,881)		$68,787		$31,168
Plus Depreciation & Amortization	43,461		32,079		15,423
Plus Impairment charge	32,993		—		—
Plus General and Administrative	7,114		14,983		6,835

Theatre Cash Flow	$80,687		$115,849		$53,426

Theatre Cash Flow per screen	$28.7		$51.2		$23.7
Free Cash Flow Reconciliation (page 9)
Operating Income (Loss)	$(2,881)		$68,787		$31,168
Plus Depreciation & Amortization	43,461		32,079		15,423
Plus Impairment charge	32,993		—		—
Plus Deferred Compensation	—		3,612		2,489
Plus Expenses related to stock offering	—		552		—
Less Contractual Interest Expense	(39,682)		(47,468)		(19,463)

Free Cash Flow	$33,891		$57,562		$29,617

EBITDA and EBITDAR are supplemental non-GAAP financial measures. EBITDA is defined as operating income (loss) plus (a) depreciation & amortization, (b) impairment charge, (c) deferred compensation, (d) expenses related to stock offering and (e) franchise taxes; less gain on real estate sales included in revenue. EBITDAR is defined as EBITDA plus rental obligations. Theatre cash flow is defined as operating income (loss) plus (a) depreciation & amortization, (b) impairment charge and (c) general & administrative. Free cash flow is defined as operating income (loss) plus (a) depreciation & amortization, (b) impairment charge, (c) deferred compensation and (d) expenses related to stock offering; less contractual interest expense. We have presented EBITDA and EBITDAR, Theatre Cash Flow and Free Cash Flow because we believe they are widely accepted financial indicators of a company’s ability to service indebtedness and are used by investors and analysts to evaluate companies in the motion picture exhibition industry. (EBITDA is also used as a measure for certain covenants under our revolving credit facility and the indenture governing the notes.)

However, EBITDA and EBITDAR: (a) do not represent net income or cash flow from operations as defined by generally accepted accounting principles, (b) arer not necessarily indicative of cash available to fund our cash flow needs, (c) should not be considered as alternatives to operating income, net income or cash flows from operating activities as determined in accordance with generally accepted accounting principles, and (d) should not be construed as a measure of our operating peformance, profitability or liquidity. EBITDA and EBITDAR as calculated by us are not necessarily comparable to similarly titled measures reported by other companies.